EXHIBIT 99.1

For Immediate Release

Public Relations Contacts: Jennifer Fields InFocus Corporation 503.685.8923 jennifer.fields@infocus.com	Investor Relations Contact: Roger Rowe InFocus Corporation 503.685.8609 roger.rowe@infocus.com

Stacy Doyle		27700B SW Parkway Ave
Edelman		Wilsonville, Oregon
503.471.6806		97070-9215
stacy.doyle@edelman.com
800.294.9400
503.685.8888
503.685.8887

www.infocus.com

InFocus Announces Expanded Relationship with Texas Instruments at InfoComm

DLP selected as exclusive technology for InFocus projectors

WILSONVILLE, OR (June 8, 2006)—InFocus, the big picture solution provider that magnifies the impact of immersive audio-visual experiences, today launched an initiative to focus all development solely on Digital Light Processing (DLP®) technology from Texas Instruments®. This strategic decision streamlines InFocus’ product offerings and provides consumers with impressive, quality products for the most popular markets including home entertainment, gaming, conference and board rooms, small business applications and education.

“We see InFocus as an important ally, and this development validates our joint commitment to providing innovative projection solutions that are unmatched by the polysilicon competitors,” said John Van Scoter of Texas Instruments.  “From the boardroom to the living room, projectors with DLP technology promise outstanding picture quality, unmatched reliability and the ability to captivate audiences.”

The expansion of the relationship with Texas Instruments enables InFocus to streamline its product development process and amplify the superiority of its Play Big, Work Big and Learn Big projectors. In turn, DLP from Texas Instruments gains knowledge from InFocus’ extensive retail leadership experience and 20 years of pioneering firsts in projection.

“We are thrilled to deepen our relationship with Texas Instruments because they share our commitment to providing outstanding image quality and unrivaled product reliability,” said Kyle Ranson, President and CEO, InFocus Corporation. “Our expertise as the global industry leader in projection combined with their reputation for excellence in quality and entertainment content enables us to set a new standard for projection solutions.”

InFocus’ relationship with Texas Instruments dates back to 1996 with the launch of the LP610 & LP620 projectors and encompasses over 15 platforms leading to over 30 distinct products being delivered to the market. For more information about InFocus Play Big and Work Big products powered by DLP, please visit www.infocus.com.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) is the industry pioneer and worldwide leader in the projection market today. Nearly twenty years of experience and engineering breakthroughs are at work here, constantly improving what you see in the marketplace, and delivering immersive audio visual impact in home entertainment, business and education environments. Being the inventor and leader is simply a great bonus of making the presentation of ideas, information, and entertainment a vivid, unforgettable experience.

With over 1.5 million projectors sold, in a category that is expected to grow to $10 billion in revenue and more than 9 million units in 2007, we believe our product contributions set the standard for what a big picture experience should be like. For more information, visit us at www.infocus.com or call us toll-free at 800.294.6400 (U.S. and Canada).

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InFocus, ASK, Proxima, ASK Proxima, LiteShow, ScreenPlay and LP are trademarks or registered trademarks of InFocus Corporation or its subsidiaries in the United States and other countries.  Digital Light Processing and DLP are trademarks of Texas Instruments.